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                                                                     Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 12, 2001, relating to the financial statements and financial highlights which appears in the August 31, 2001 Annual Report to Shareholders of Schwab Short-Term Bond Market Fund (formerly Schwab Short-Term Bond Market Index Fund) and Schwab Total Bond Market Fund (formerly Schwab Total Bond Market Index Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountant" in such Registration Statement.



PricewaterhouseCoopers LLP
San Francisco, California
May 1, 2002